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                                                                    Exhibit 23.1

                            CONSENT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS


Meltronix, Inc.
San Diego, California


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 11, 1999 except for Note 14, paragraph 19, which is as of April 14, 1999 and Notes 19 and 20 which are as of September 2, 1999 relating to the consolidated financial statements and schedules of Meltronix, Inc. (formerly known as Microelectronic Packaging, Inc.) appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1998. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.


                              BDO SEIDMAN, LLP

Costa Mesa, California
November 30, 1999